EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
To the Directors of AFBA 5Star Fund, Inc. and
Shareholders of the AFBA 5Star Balanced Fund,
AFBA 5Star Equity Fund, AFBA 5Star High Yield
Fund and the AFBA 5Star USA Global Fund:

In planning and performing our audit of the financial statements of AFBA 5Star Fund, Inc. (the "Fund") for the year ended March 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
May 10, 2001




EXHIBIT B:

A special meeting of the shareholders of AFBA 5Star Fund, Inc.
(the "Trust") was held on March 26, 2001.
The Chairman called upon the Inspector of Election to report his tabulations and the results of the foregoing votes. His report was as follows:

(1) RESOLVED, THAT A NEW MANAGEMENT AGREEMENT BETWEEN THE COMPANY ON BEHALF OF THE FUND AND AFBA 5STAR INVESTMENT MANAGEMENT COMPANY BE, AND IT HEREBY IS, APPROVED.

AFBA 5STAR FUND     SHARES PRESENT     SHARES FOR      SHARES    SHARES
                                                      AGAINST   NOT VOTED

Balanced           3,053,718.915      3,053,786.949    0.000      0.000

Equity             1,273,783.848      1,273,783.848    0.000      0.000

High Yield           825,545.777        825,545.777    0.000      0.000

USA Global         2,557,113.447      2,557,133.447    0.000      0.000

(2) RESOLVED, THAT A NEW SUB-ADVISORY AGREEMENT FOR THE FUND BETWEEN AFBA 5STAR INVESTMENT MANAGEMENT COMPANY AND KORNITZER CAPITAL
MANAGEMENT, INC. BE, AND IT HEREBY IS, APPROVED.

AFBA 5STAR FUND     SHARES PRESENT     SHARES FOR      SHARES    SHARES
                                                      AGAINST   NOT VOTED

Balanced           3,053,718.915     3,053,786.949     0.000     0.000

Equity             1,273,783.848     1,273,783.848     0.000     0.000

High Yield           825,545.777       825,545.777     0.000     0.000

USA Global         2,557,113.447     2,557,133.447     0.000     0.000

Based on the votes cast at the Meeting, as certified by the Inspector of Election, the Chairman declared that all the resolutions submitted at the Meeting were approved.